                                                                    EXHIBIT 99.1

                  ECHOSTAR REPORTS FIRST QUARTER 2003 FINANCIAL
                                     RESULTS

            ECHOSTAR'S DISH NETWORK ADDS 350,000 NET NEW SUBSCRIBERS

LITTLETON, COLO., MAY 6, 2003 - EchoStar Communications Corporation (NASDAQ:
DISH) today reported that its DISH Network(TM) satellite television service added approximately 350,000 net new subscribers during the first quarter of 2003. DISH Network had approximately 8.53 million subscribers as of March 31, 2003.

         For the quarter ended March 31, 2003, EchoStar reported total revenue of $1.36 billion, a 23 percent increase compared to $1.10 billion for the corresponding period in 2002. EBITDA totaled $277 million, an improvement of $100 million compared to $177 million for the corresponding period in 2002. Free cash flow from operations totaled $125 million for the quarter ended March 31, 2003, an improvement of $36 million compared to $89 million for the corresponding period in 2002.

         EchoStar's net income totaled $58 million for the quarter ended March 31, 2003, compared to a net loss of $35 million during the corresponding period in 2002. Earnings per share were $0.12 for the quarter ended March 31, 2003, compared to a loss per share of $0.20 during the corresponding period in 2002. Loss per share for the quarter ended March 31, 2002, included the effects of certain non-cash accounting charges related to the Vivendi Universal equity investment.

         It is important to note that EBITDA and Free Cash Flow from operations are supplemental non-GAAP measures. EBITDA is defined as "operating income
(loss)" plus "depreciation and amortization." EBITDA does not represent cash provided or used by operating activities. Free cash flow from operations is defined as "net cash flows from operating activities" less "purchases of property and equipment."

The following table reconciles EBITDA to the company's consolidated financial statements, as reported in our form 10-Q for the quarter ended March 31, 2003:

                                                  QUARTER ENDED MARCH 31,
                                                    2002           2003
                                                 ----------     ----------
Operating income ...........................     $   95,279     $  178,748
     Depreciation and amortization .........         81,537         98,166
                                                 ----------     ----------
 EBITDA ....................................     $  176,816     $  276,914
                                                 ==========     ==========

The following table reconciles free cash flow from operations to the company's consolidated financial statements, as reported in our form 10-Q for the quarter ended March 31, 2003:

                                                  QUARTER ENDED MARCH 31,
                                                    2002            2003
                                                 ----------      ----------
Net cash flows from operating activities ...     $  191,836      $  185,009
Purchases of property and equipment ........       (102,910)        (59,645)
                                                 ----------      ----------
Free cash flow from operations .............     $   88,926      $  125,364
                                                 ==========      ==========

                                                                    EXHIBIT 99.1


Statement under the Private Securities Litigation Reform Act of 1995: All statements contained herein, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause our actual results to differ materially are the following: a total or partial loss of one or more satellites due to operational failures, space debris or otherwise; delays in the construction of our ninth satellite; unsuccessful deployment of future satellites; inability to settle outstanding claims with insurers; a decrease in sales of digital equipment and related services to international direct-to-home service providers; a decrease in DISH Network subscriber growth; an increase in subscriber turnover; an increase in subscriber acquisition costs; inability to obtain certain retransmission consents; our inability to retain necessary authorizations from the FCC; an inability to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement; an increase in competition from cable as a result of advanced digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; future acquisitions, business combinations, strategic partnerships and divestitures; the introduction of new technologies and competitors into the subscription television business; a change in the regulations governing the subscription television service industry; the outcome of any litigation in which we may be involved; general business and economic conditions; and other risk factors described from time to time in our reports and statements filed with the Securities and Exchange Commission. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

EchoStar Communications Corporation and its DISH Network satellite TV system provide over 500 channels of digital video and CD-quality audio programming as well as advanced satellite TV receiver hardware and installation nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. Visit EchoStar's Investor Relations website at www.echostar.com. DISH Network currently serves over 8.53 million customers in the United States. DISH Network is located on the Internet at www.dishnetwork.com.

FOR MORE INFORMATION ABOUT ECHOSTAR, VISIT THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT www.echostar.com.

CONTACT:

Jason Kiser, Investor Relations, 303-723-2210, jason.kiser@echostar.com
Marc Lumpkin, Corporate Communications, 303-723-2020, marc.lumpkin@echostar.com

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